Exhibit (a)(5)(I)

Media Release

Planegg/Munich, Germany, June 16, 2021

MorphoSys Commences Cash Tender Offer for All Outstanding

Shares of Constellation Pharmaceuticals

MorphoSys AG (FSE: MOR; NASDAQ: MOR) (“MorphoSys”) today announced that it is commencing a cash tender offer to purchase all outstanding shares of Constellation Pharmaceuticals, Inc., (NASDAQ: CNST) (“Constellation”) for $34.00 per share, net to the seller in cash, without interest, and subject to any applicable withholding of taxes. The tender offer is being made pursuant to the previously announced merger agreement, dated June 2, 2021 between MorphoSys and Constellation.

The tender offer is scheduled to expire at one minute past 11:59 p.m. New York City Time, on July 14, 2021, unless extended or earlier terminated, in each case in accordance with the terms of the merger agreement. The tender offer is subject to various conditions including a minimum tender of at least a majority of outstanding Constellation shares, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and other customary conditions. The transaction is expected to close in the third quarter of 2021, as previously announced.

MorphoSys filed today with the U.S. Securities and Exchange Commission (the “Commission”) a tender offer statement on Schedule TO, including an Offer to Purchase and related Letter of Transmittal, which includes the terms of the tender offer. Additionally, Constellation filed a Schedule 14D-9 with the Commission containing the recommendation of its Board of Directors that Constellation shareholders tender their shares into the tender offer. The Schedule TO, Schedule 14D-9, Letter of Transmittal and other tender offer documents can be obtained free of charge at the website maintained by the Commission at www.sec.gov or by contacting the information agent for the tender offer, Innisfree M&A Incorporated as described in the tender offer documents.

Advisors

Goldman Sachs Bank Europe SE acted as financial advisor to MorphoSys and Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor. Centerview Partners LLC acted as financial advisor to Constellation and Wachtell, Lipton, Rosen & Katz as its legal advisor.

About MorphoSys

MorphoSys (FSE & NASDAQ: MOR) is a commercial-stage biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies for people living with cancer and autoimmune diseases. Based on its leading expertise in antibody and protein technologies, MorphoSys is advancing its own pipeline of new drug candidates and has created antibodies which are developed by partners in different areas of unmet medical need. In 2017, Tremfya® (guselkumab) – developed by Janssen Research & Development, LLC and marketed by Janssen Biotech, Inc., for the treatment of plaque psoriasis – became the first drug based on MorphoSys’ antibody technology to receive regulatory approval. In July 2020, the U.S. Food and Drug Administration (the “FDA”) granted accelerated approval of the company’s proprietary product Monjuvi® (tafasitamab-cxix) in combination with lenalidomide in patients with a certain type of lymphoma. Headquartered near Munich, Germany, the MorphoSys group, including the fully owned U.S. subsidiary MorphoSys US Inc., has more than 600 employees. More information at www.morphosys.com or www.morphosys-us.com.

Monjuvi® is a registered trademark of MorphoSys AG.

Tremfya® is a registered trademark of Janssen Biotech, Inc.

Additional Information and Where to Find it

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. MorphoSys Development Inc. (“Purchaser”) has filed a Tender Offer Statement on Schedule TO with the Commission containing an offer to purchase all of the outstanding shares of common stock of Constellation for $34.00 per share, net to the seller in cash, without interest, and subject to any applicable withholding of taxes. The tender offer is being made solely by means of the Offer to Purchase, and the exhibits filed with respect thereto (including the Letter of Transmittal), which contain the full terms and conditions of the tender offer. INVESTORS AND SECURITY HOLDERS OF THE CONSTELLATION ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL, AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND OTHER DOCUMENTS FILED WITH THE COMMISSION WHEN THEY BECOME AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE COMMISSION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the Commission by Purchaser through the website maintained by the Commission at http://www.sec.gov or through or by directing requests for such materials to the information agent for the offer, Innisfree M&A Incorporated, Stockholders may call toll free: (888) 750-9498; Banks and Brokers may call collect: (212) 750-5833; Email: info@innisfreema.com.

Forward Looking Statements

This communication contains forward-looking statements related to MorphoSys, Constellation and the acquisition of Constellation by MorphoSys (the “Transaction”) that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies’ and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the Transaction and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, the ability of MorphoSys to advance Constellation’s product pipeline, including pelabresib (CPI-0610) and CPI-0209, FSI-174 and FSI-189; regulatory approval of pelabresib (CPI-0610) and CPI-0209 on a timely basis; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the Transaction; the expected timing of the completion of the Transaction; the expected plans for financing the Transaction (including the strategic partnership and financing collaboration with Royalty Pharma); the ability to complete the Transaction considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Constellation’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transaction; the effects of the Transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; Transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in the parties’ periodic reports filed with the Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, Form 20-F, and Form 6-K as well as the Schedule 14D-9 to be filed by Constellation and the Schedule TO and related tender offer documents to be filed by MorphoSys and MorphoSys Development Inc., an indirect wholly owned subsidiary of MorphoSys. All forward-looking statements are based on information currently available to MorphoSys and Constellation, and MorphoSys and Constellation assume no obligation and disclaim any intent to update any such forward-looking statements, except as required by law.

MorphoSys Contacts

Investor Contact

Dr. Julia Neugebauer

Senior Director

Tel: +49 (0)89 / 899 27 179

julia.neugebauer@MorphoSys.com

Myles Clouston

Senior Director

Tel: +1 857-772-0240

myles.clouston@MorphoSys.com

Media Contact

Thomas Biegi

Vice President

Tel.: +49 (0)89 / 89927 26079

thomas.biegi@MorphoSys.com

Jeanette Bressi

Director, US Communications

Tel: +1 617-404-7816

jeanette.bressi@MorphoSys.com